Exhibit 10.1

SUSSEX BANK EXECUTIVE INCENTIVE AND DEFERRED COMPENSATION PLAN
AMENDMENT #1

Pursuant to Section 11.2 of the SUSSEX BANK EXECUTIVE INCENTIVE AND DEFERRED COMPENSATION PLAN (“Plan”), the following amendment is hereby made a part of said Plan.

Section 1.10 shall be deleted and the following new Section 1.10 shall be inserted in its place,

“Disability means (a) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company.  Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.”

Section 1.21 shall be amended by adding the phrase, “of the Company or of Sussex Bancorp” following the word “employee” in the first and last sentences thereof.

Sections 1.27, 1.28 and 1.29 shall be renumbered as “1.28, 1.29 and 1.30” respectively and a new Section 1.27 shall be added and shall read, as follows,

“1.27           “Specified Employee” means a key employee (as defined in section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.”

Section 2.1 shall be amended by adding the phrase, “or of Sussex Bancorp” following the word “Company” in the first sentence thereof.

Section 5.5 shall be amended by adding to the end thereof the following, “,plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).”

A new section 5.6 shall be added and shall read, “5.6  Rules Limiting Payment of Benefits.

5.6.1           Specified Employees.  In the case of a Specified Employee, payment of benefits under Sections 5.1, 5.2 or 5.3 shall not be made before the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the Specified Employee).

5.6.2           Acceleration of Benefits.  Benefits payable under Plan shall not be accelerated, except as provided under Sections 5.3, 5.4, 5.5 and Article 6.

Section 11.1 shall be amended by renumbering section 11.1 as “11.1.1”, titling it “Plan Termination” and by adding a new section 11.1.2 which shall read,

“11.1.2  Aggregation of Plans.  Distributions made as a result of Plan termination shall be made only if the Company terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation section 1.409A-1(c), if the Participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated.  No payments in liquidation of the Plan shall be made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred.  All payments shall be made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and the Company does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation section 1.409A-1(c), if the Company participated in both plans, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.”

IN WITNESS WHEREOF, the Company has signed this Plan amendment as of the 17th day of October, 2007.

SussexBank
By: /s/Mark J. Hontz
MARK J. HONTZ
Chairman – Compensation Committee